EXHIBIT 6

LETTER AGREEMENT BETWEEN NUEVO ENERGY OMPANY AND RELATIONAL
                     INVESTORS, LLC, DATED

MARCH 29, 2000.

[Letterhead of Nuevo Energy Company]

March 29, 2000

Relational Investors, LLC
4330 La Jolla Village Drive
Suite 200
San Diego, CA  92212

Re:  Termination Agreement

Gentlemen:

Relational Investors, LLC ("Relational") recently requested that Nuevo Energy Company ("Company") consider the termination of the March 1, 1999 Letter Agreement between Relational and the Company ("Letter Agreement"). Among other things, the Letter Agreement sets out the duties and obligations of each party upon election to the Board of a director proposed by Relational. The letter Agreement further required that the director submit an undated letter of resignation.

Having fully considered the request submitted by Relational, the Company concurs that the Letter Agreement should be terminated and that the director should be permitted to withdraw the undated letter of resignation.

Therefore, in consideration of the mutual benefits accruing to each party, Relational and the Company agree that, effective March 29, 2000, the Letter Agreement is cancelled and terminated for all purposes and shall be of no further force or effect. Each party hereby releases the other from any and all future obligations, duties or liabilities associated with the Letter Agreement. The undated letter of resignation which was required by the Letter Agreement is hereby voided and is deemed by the parties to be withdrawn for all purposes.

If the foregoing accurately sets out our agreement, please so indicate by executing both copies of this letter and returning one copy to me. This document may be executed in two counterparts which together shall constitute a single agreement.

Yours very truly


NUEVO ENERGY COMPANY
By:   /s/Douglas L. Foshee
      Douglas L. Foshee

Confirmed and agreed to as of
the date first written above,

RELATIONAL INVESTORS, LLC,
on behalf of itself and its affiliates,
associates, and David Batchelder.
By:   /s/David H. Batchelder